AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 31st day of December, 2008, by and between The Dime Savings Bank of Williamsburgh, a mutual savings bank organized and operating under the federal laws of the United States and having an office at 209 Havemeyer Street, Brooklyn, New York 11211 ("Bank") and Michael P. Devine, residing at 5 Beacon Road, Summit, New Jersey 07901 and amends and restates the Amended and Restated Employment Agreement made as of June 26, 1996 between the Bank and Mr. Devine.

W I T N E S S E T H :

WHEREAS, Mr. Devine currently serves the Bank in the capacity of President and Chief Operating Officer; and

WHEREAS, the Bank is a wholly owned subsidiary of Dime Community Bancshares, Inc., a savings and loan holding company organized and operating under the laws of the State of Delaware and having an office at 209 Havemeyer Street, Brooklyn, New York 11211 (“Company”); and

WHEREAS, the Bank and Mr. Devine are parties to an Employment Agreement made and entered into as of the 1st day of January, 1992 (the “Initial Effective Date”) and amended and restated as of the 1st day of October, 1995, and further amended on the 26th day of June, 1996 ("Prior Agreement"); and

WHEREAS, the Bank and Mr. Devine desire to amend and restate the Prior Agreement for the purpose, among others, of compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986 (“the Code”); and

WHEREAS, for purposes of securing for the Bank Mr. Devine's continued services, the Board of Directors of the Bank ("Board") has approved and authorized the execution of this Agreement with Mr. Devine; and

WHEREAS, Mr. Devine is willing to continue to make his services available to the Bank on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Bank and Mr. Devine hereby agree as follows:

1.           Representations and Warranties of the Parties.

(a)           The Bank hereby represents and warrants to Mr. Devine that:

(i)           it has all requisite power and authority to execute, enter into and deliver this Agreement and to perform each and every one of its obligations hereunder; and

(ii)           the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of the Bank; and

(iii)           neither the execution or delivery of this Agreement, nor the performance of or compliance with any of the terms and conditions hereof, is prevented or in any way limited by (A) any agreement or instrument to which the Bank is a party or by which it is bound, or (B) any provision of law, including, without limitation, any statute, rule or regulation or any order of any order of any court or administrative agency, applicable to the Bank or its business.

(b)           Mr. Devine hereby represents and warrants to the Bank that:

(i)           he has all requisite power and authority to execute, enter into and deliver this Agreement and to perform each and every one of his obligations hereunder; and

(ii)           neither the execution or delivery of this Agreement, nor the performance of or compliance with any of the terms and conditions hereof, is prevented or in any way limited by (A) any agreement or instrument to which he is a party or by which he is bound, or (B) including, without limitation, any statute, rule or regulation or any order of any court or administrative agency, applicable to him.

2.           Employment.

The Bank hereby continues the employment of Mr. Devine, and Mr. Devine hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

3.           Employment Period.

(a)           The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 3 ("Employment Period"). The Employment Period shall be for an initial term of three years beginning on the Initial Effective Date and ending on the third anniversary date of the Initial Effective Date, plus such extensions, if any, as are provided by the Board pursuant to section 3(b).

(b)           Prior to the first anniversary of the Initial Effective Date and each anniversary date thereafter (each, an "Anniversary Date"), the Board shall review the terms of this Agreement and Mr. Devine's performance of services hereunder and may, in the absence of objection from Mr. Devine, approve an extension of the Employment Period. In such event, the Employment Period shall be extended to the third anniversary of the relevant Anniversary Date.

(c)           If, prior to the date on which the Employment Period would end pursuant to section 3(a) or (b) of this Agreement, a Change in Control (as defined in section 13 of this Agreement) occurs and the Bank is not subject to rules and regulations of the Office of Thrift Supervision, then the Employment Period shall be extended through and including the third anniversary of the earliest date after the effective date of such Change of Control on which either the Bank or Mr. Devine elects, by written notice pursuant to section 3(d) of this Agreement to the non-electing party, to discontinue the Employment Period; provided, however, that this section shall not apply in the event that, prior to the Change of Control (as defined in section 13 of this Agreement), Mr. Devine has provided written notice to the Bank of his intent to discontinue the Employment Period.

(d)           The Bank or Mr. Devine may, at any time by written notice given to the other, elect to terminate this Agreement. Any such notice given by the Bank shall be accompanied by a certified copy of a resolution, adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board duly called and held, authorizing the giving of such notice.

(e)           Notwithstanding anything herein contained to the contrary: (i) Mr. Devine's employment with the Bank may be terminated during the Employment Period, in accordance with the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Mr. Devine's employment following the expiration of the Employment Period upon such terms and conditions as the Bank and Mr. Devine may mutually agree upon.

(f)           For all purposes of this Agreement, any reference to the "Remaining Unexpired Employment Period" as of any specified date shall mean a period commencing on the date specified and ending on the last day of the third (3rd) year from the date specified, or, if neither party has given notice electing a discontinuance of the Employment Period, on the third (3rd) anniversary of the date specified.

4.           Duties.

During the Employment Period, Mr. Devine shall:

(a)           except to the extent allowed under section 7 of this Agreement, devote his full business time and attention to the business and affairs of the Bank and use his best efforts to advance the Bank's interests;

(b)           serve as President and Chief Operating Officer if duly appointed and/or elected to serve in such position; and

(c)           have such functions, duties and responsibilities not inconsistent with his title and office as may be assigned to him by or under the authority of the Board, in accordance with organization Certificate, By-laws, Applicable Laws, Statutes and Regulations, custom and practice of the Bank as in effect on the date first above written. Mr. Devine shall have such authority as is necessary or appropriate to carry out his assigned duties. Mr. Devine shall report to and be subject to direction and supervision by the Board.

(d)           none of the functions, duties and responsibilities to be performed by Mr. Devine pursuant to this Agreement shall be deemed to include those functions, duties and responsibilities performed by Mr. Devine in his capacity as director of the Bank.

5.           Compensation -- Salary and Bonus.

In consideration for services rendered by Mr. Devine under this Agreement, the Bank shall pay to Mr. Devine a salary at an annual rate equal to:

(a)           during the period beginning on January 1, 2009 and ending on December 31, 2009, no less than $541,000;

(b)           during each calendar year that begins after December 31, 2009, such amount as the Board may, in its discretion, determine, but in no event less than the rate in effect on December 31, 2009; or

(c)           for each calendar year that begins on or after a Change in Control, the product of Mr. Devine's annual rate of salary in effect immediately prior to such calendar year, multiplied by the greatest of:

(i)           1.06;

(ii)           the quotient of (A) the U.S. City Average All Items Consumer Price Index for All Urban Consumers (or, if such index shall cease to be published, such other measure of general consumer price levels as the Board may, in good faith, prescribe) for October of the immediately preceding calendar year, divided by (B) the U.S. City Average All Items Consumer Price Index for All Urban Consumers (or, if such index shall cease to be published, such other measure of general consumer price levels as the Board may, in good faith, prescribe) for October of the second preceding calendar year; and

(iii)           the quotient of (A) the average annual rate of salary, determined as of the first day of such calendar year, of the officers of the Bank (other than Mr. Devine) who are assistant vice presidents or more senior officers, divided by (B) the average annual rate of salary, determined as of the first day of the immediately preceding calendar year, of the officers of the Bank (other than Mr. Devine) who are assistant vice presidents or more senior officers;

The salary payable under this section 5 shall be paid in approximately equal installments in accordance with the Bank's customary payroll practices. Nothing in this section 5 shall be construed as prohibiting the payment to Mr. Devine of a salary in excess of that prescribed under this section 5 or of additional cash or non-cash compensation in a form other than salary, to the extent that such payment is duly authorized by or under the authority of the Board.

(d)           no portion of the compensation paid to Mr. Devine pursuant to this Agreement shall be deemed to be compensation received by Mr. Devine in his capacity as director of the Bank.

6.           Employee Benefits Plans and Programs; Other Compensation.

Except as otherwise provided in this Agreement, Mr. Devine shall be treated as an employee of the Bank and be entitled to participate in and receive benefits under the Bank's Retirement Plan, Incentive Savings Plan, group life and health (including medical and major medical) and disability insurance plans, and such other employee benefit plans and programs, including but not limited to any long-term or short-term incentive compensation plans or programs (whether or not employee benefit plans or programs), as the Bank may maintain from time to time, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and with the Bank's customary practices. Following a Change in Control, all such benefits to Mr. Devine shall be continued on terms and conditions substantially identical to, and in no event less favorable than, those in effect prior to the Change in Control.

In the event of a conversion of the Bank from a mutual savings bank to a form of organization owned by stockholders ("Conversion"), the Bank will provide, or cause to be provided, to Mr. Devine in connection with such Conversion, stock-based compensation and benefits, including, without limitation, stock options, restricted stock awards, and participation in tax-qualified stock bonus plans which, in the aggregate, are either (A) accepted by Mr. Devine in writing as being satisfactory for purposes of this Agreement or (B) in the written, good faith opinion of a nationally recognized executive compensation consulting firm selected by the Bank and satisfactory to Mr. Devine, whose agreement shall not be unreasonably withheld, are no less favorable than the stock-based compensation and benefits usually and customarily provided to similarly situated executives of similar financial institutions in connection with similar transactions.

7.           Board Memberships and Personal Activities.

Mr. Devine may serve as a member of the board of directors of such business, community and charitable organizations as he may disclose to the Board from time to time, and he may engage in personal business and investment activities for his own account; provided, however, that such service and personal business and investment activities shall not materially interfere with the performance of his duties under this Agreement. Mr. Devine may also serve as an officer or director of any parent of the Bank on such terms and conditions as the Bank and its parent may mutually agree upon, and such service shall not be deemed to materially interfere with Mr. Devine's performance of his duties hereunder or otherwise result in a material breach of this Agreement.

8.           Working Facilities and Expenses.

Mr. Devine's principal place of employment shall be at the Bank's executive offices at the address first above written, or at such other location in the New York metropolitan area as determined by the Board. The Bank shall provide Mr. Devine, at his principal place of employment, with a private office, stenographic services and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall provide Mr. Devine with an automobile suitable to his position with the Bank in accordance with its prior practices, and such automobile shall be used by Mr. Devine in carrying out his duties under this Agreement, including commuting between his residence and his principal place of employment. The Bank shall (i) reimburse Mr. Devine for the cost of maintenance and servicing such automobile and, for instance, gasoline and oil for such automobile; (ii) reimburse Mr. Devine for his ordinary and necessary business expenses incurred in the performance of his duties under this Agreement (including but not limited to travel and entertainment expenses); and (iii) reimburse Mr. Devine for fees for memberships in such clubs and organizations as Mr. Devine and the Bank, and such other expenses as Mr. Devine and the Bank, shall mutually agree are necessary and appropriate for business purposes, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require, each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last day of the year following the year in which the expense was incurred. Mr. Devine shall be entitled to no less than four (4) weeks of paid vacation during each year in the Employment Period. Mr. Devine shall be responsible for the payment of any taxes on account of his personal use of the automobile provided by the Bank and on account of any other benefit provided herein.

9.           Termination Giving Rise to Severance Benefits.

(a)           In the event that Mr. Devine's employment with the Bank shall terminate during the Employment Period on account of the termination of Mr. Devine's employment with the Bank other than:

(i)           a Termination for Cause (within the meaning of section 12(a) of this Agreement);

(ii)           a voluntary resignation by Mr. Devine other than a Resignation for Good Reason (within the meaning of section 12(b) of this Agreement);

(iii)           a termination on account of Mr. Devine's death; or

(iv)           a termination after both of the following conditions exist: (A) Mr. Devine has been absent from the full-time service of the Bank on account of his Disability (as defined in section 11(b) of this Agreement) for at least six (6) consecutive months; and (B) Mr. Devine shall have failed to return to work in the full-time service of the Bank within thirty (30) days after written notice requesting such return is given to Mr. Devine by the Bank; then the Bank shall provide to Mr. Devine the benefits and pay to Mr. Devine the amounts provided under section 9(b) of this Agreement.

(b)           In the event that Mr. Devine's employment with the Bank shall terminate under circumstances described in section 9(a) of this Agreement or if the Bank terminates this Agreement pursuant to section 3(d), the following benefits and amounts shall be paid or provided to Mr. Devine (or, in the event of his death, to his estate), in accordance with section 26, on his termination of employment:

(i)           his earned but unpaid salary as of the date of the termination of his employment with the Bank, payable when due but in no event later than thirty (30) days following his termination of employment with the Bank;

(ii)           (A) the benefits, if any, to which Mr. Devine and his family and dependents are entitled as a former employee, or family or dependents of a former employee, under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank's officers and employees, in accordance with the terms of such plans and programs in effect on the date of his termination of employment, or if his termination of employment occurs after a Change in Control, on the date of his termination of employment or on the date of such Change in Control, whichever results in more favorable benefits as determined by Mr. Devine, where credit is given for three additional years of service and age in determining eligibility and benefits for any plan and program where age and service are relevant factors, and (B) payment for all unused vacation days and floating holidays in the year in which his employment is terminated, at his highest annual rate of salary for such year;

(iii)           continued group life, health (including hospitalization, medical and major medical, dental, accident and long-term disability insurance benefits), in addition to that provided pursuant to section 9(b)(ii) of this Agreement and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide Mr. Devine and his family and dependents for the Remaining Unexpired Employment Period, coverage identical to and in any event no less favorable than the coverage to which they would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change in Control, on the date of his termination of employment or during the one-year period ending on the date of such Change in Control, whichever results in more favorable benefits as determined by Mr. Devine) if he had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement;

(iv)           a lump sum payment in an amount equal to the present value of the salary and the bonus that Mr. Devine would have earned if he had worked for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) and the highest bonus as a percentage of the rate of salary provided for under this Agreement, where such present value is to be determined using a discount rate of six percent (6%) per annum, compounded, in the case of salary, with the frequency corresponding to the Bank's regular payroll periods with respect to its officers, and, in the case of bonus, annually;

(v)           a lump sum payment in an amount equal to the excess, if any, of: (A) the present value of the benefits to which he would be entitled under any defined benefit plans maintained by, or covering employees of, the Bank (including any "excess benefit plan" within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other special or supplemental plan) as in effect on the date of his termination, if he had worked for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement and been fully vested in such plan or plans and had continued working for the Bank during the Remaining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by adding to the compensation recognized under such plans for the year in which termination of employment occurs all amounts payable under sections 9(b)(i), (iv) and (vii), over (B) the present value of the benefits to which he is actually entitled under any such plans maintained by, or covering employees of, the Bank as of the date of his termination where such present values are to be determined using a discount rate of six percent (6%) per annum, compounded monthly, and the mortality tables prescribed under section 72 of the Internal Revenue Code of 1986 ("Code"); provided, however, that if payments are made under this section 9(b)(v) as a result of this section deeming otherwise unvested amounts under such defined benefit plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

(vi)           a lump sum payment in an amount equal to the excess, if any, of (A) the present value of the benefits attributable to the Bank's contribution to which he would be entitled under any defined contribution plans maintained by, or covering employees of, the Bank (including any "excess benefit plan" within the meaning of section 3(36) of ERISA, or other special or supplemental plan) as in effect on the date of his termination, if he had worked for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement, and made the maximum amount of employee contributions, if any, required or permitted under such plan or plans, and been eligible for the highest rate in matching contributions under such plan or plans during the Remaining Unexpired Employment Period which is prior to Mr. Devine's termination of employment with the Bank, and been fully vested in such plan or plans, over (B) the present value of the benefits attributable to the Bank's contributions to which he is actually entitled under such plans as of the date of his termination of employment with the Bank, where such present values are to be determined using a discount rate of six percent (6%) per annum, compounded with the frequency corresponding to the Bank's regular payroll periods with respect to its officers; provided, however, that if payments are made under this section 9(b)(vi) as a result of this section deeming otherwise unvested amounts under such defined contribution plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

(vii)           the payments that would have been made to Mr. Devine under any incentive compensation plan maintained by, or covering employees of, the Bank (other than bonus payments to which section 9(b)(iv) of this Agreement is applicable) if he had continued working for the Bank during the Remaining Unexpired Employment Period and had earned an incentive award in each calendar year that ends during the Remaining Unexpired Employment Period in an amount equal to the product of (A) the maximum percentage rate of compensation at which an award was ever available to Mr. Devine under such incentive compensation plan, multiplied by (B) the compensation that would have been paid to Mr. Devine during each calendar year at the highest annual rate of compensation (assuming, if a Change in Control has occurred, that the annual increases under section 5(c) would apply) under the Agreement, such payments to be made at the same time and in the same manner as payments are made to other officers of the Bank pursuant to the terms of such incentive compensation plan; provided, however, that payments under this section 9(b)(vii) shall not be made to Mr. Devine for any year on account of which no payments are made to any of the Bank's officers under any such incentive compensation plan; and

(viii)                      the benefits to which Mr. Devine is entitled under the Bank's Supplemental Executive Retirement Plan (or other excess benefits plan with the meaning of section 3(36) of ERISA or other special or supplemental plan) shall be paid to him in a lump sum, where such lump sum is computed using the mortality tables under the Bank's tax-qualified pension plan and a discount rate of 6% per annum. If the amount may be increased by a subsequent Change in Control, any additional payment shall be made at the time and in the form provided under the relevant plan, or, if no such time or form is provided, upon the first of the following events to occur on or after the date of such Change in Control: a change in control event (within the meaning of Treasury Regulation section 1.409A-3(i)(5)) with respect to Mr. Devine, Mr. Devine’s separation from service (within the meaning of section 1.409A-1(h)), Mr. Devine’s death or Mr. Devine’s disability (within the meaning of Treasury Regulation section 1.409A-3(i)(4)). From the date of such Change of Control until the date of payment, any additional payment so deferred shall be held in trust for Mr. Devine, the terms of which trust shall be those set forth in section 26.

(c)           Mr. Devine shall not be required to mitigate the amount of any payment provided for in this section 9 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this section 9 be reduced by any compensation earned by Mr. Devine as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Mr. Devine to the Bank, or otherwise except as specifically provided in section 9(b)(iii) of this Agreement. The Bank and Mr. Devine hereby stipulate that the damages which may be incurred by Mr. Devine as a consequence of any such termination of employment are not capable of accurate measurement as of the date first above written and that the benefits and payments provided for in this Agreement constitute a reasonable estimate under the circumstances of all damages sustained as a consequence of any such termination of employment, other than damages arising under or out of any stock option, restricted stock or other non- qualified stock acquisition or investment plan or program, it being understood and agreed that this Agreement shall not determine the measurement of damages under any such plan or program in respect of any termination of employment.

10.           Termination Without Severance Benefits.

In the event that Mr. Devine's employment with the Bank shall terminate during the Employment Period on account of:

(a)           Termination for Cause (within the meaning of section 12(a) of this Agreement);

(b)           voluntary resignation by Mr. Devine other than a Resignation for Good Reason (within the meaning of section 12(b) of this Agreement); or

(c)           Mr. Devine's death;

then the Bank shall have no further obligations under this Agreement, other than the payment to Mr. Devine (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the Bank's employee benefit plans and programs and compensation plans and programs and payment for all unused vacation days and floating holidays in the year in which his employment is terminated, at his highest annual salary for such year.

11.           Death and Disability.

(a)           Death. If Mr. Devine's employment is terminated by reason of Mr. Devine's death during the Employment Period, this Agreement shall terminate without further obligations to Mr. Devine's legal representatives under this Agreement, other than for payment of amounts and provision of benefits under sections 9(b) (i) and (ii); provided, however, that if Mr. Devine dies while in the employment of the Bank, his designated beneficiary(ies) shall receive a death benefit, payable through life insurance or otherwise, which is the equivalent on a net after-tax basis of the death benefit payable under a term life insurance policy, with a stated death benefit of three times Mr. Devine's then Annual Base Salary.

(b)           Disability. If Mr. Devine's employment is terminated by reason of Mr. Devine's Disability as defined in section 11(c) during the Employment Period, this Agreement shall terminate without further obligations to Mr. Devine, other than for payment of amounts and provision of benefits under section 9(b) (i) and (ii); provided, however, that in the event of Mr. Devine's Disability while in the employment of the Bank, the Bank will pay to him, in accordance with section 26, a lump sum amount equal to three times his then Annual Base Salary.

(c)           For purposes of this Agreement, "Disability" shall be defined in accordance with the terms of the Bank's long term disability policy.

(d)           Payments under this section 11 shall be made upon Mr. Devine's death or disability.

12.           Definition of Termination for Cause and Resignation for Good Reason.

(a)           Mr. Devine's termination of employment with the Bank shall be deemed a "Termination for Cause" if such termination occurs for "cause," which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; provided, however, that Mr. Devine shall not be deemed to have been discharged for cause unless and until he shall have received a written notice of termination from the Board, accompanied by a resolution duly adopted by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose (after reasonable notice to Mr. Devine and a reasonable opportunity for Mr. Devine to make oral and written presentations to the members of the Board, on his own behalf, or through a representative, who may be his legal counsel, to refute the grounds for the proposed determination) finding that in the good faith opinion of the Board grounds exist for discharging Mr. Devine for cause.

(b)           Mr. Devine's termination of employment with the Bank shall be deemed a Resignation for Good Reason if such termination occurs following any one or more of the following events:

(i)           (A) the assignment to Mr. Devine of any duties inconsistent with Mr. Devine's status as President and Chief Operating Officer of the Bank or (B) a substantial adverse alteration in the nature or status of Mr. Devine's responsibilities from those in effect immediately prior to the alteration; or (C) any Change in Control described in section 13(b);

(ii)           a reduction by the Bank in Mr. Devine's annual base salary as in effect on the date first above written or as the same may be increased from time to time, unless such reduction was mandated at the initiation of any regulatory authority having jurisdiction over the Bank;

(iii)           the relocation of the Bank's principal executive offices to a location outside the New York metropolitan area or the Bank's requiring Mr. Devine to be based anywhere other than the Bank's principal executive offices except for required travel on the Bank's business to an extent substantially consistent with Mr. Devine's business travel obligations at the date first above written;

(iv)           the failure by the Bank, without Mr. Devine's consent, to pay to Mr. Devine, within seven (7) days of the date when due, (A) any portion of his compensation, or (B) any portion of an installment of deferred compensation under any deferred compensation program of the Bank, which failure is not inadvertent and immaterial and which is not promptly cured by the Bank after notice of such failure is given to the Bank by the Executive;

(v)           the failure by the Bank to continue in effect any compensation plan in which Mr. Devine participates which is material to his total compensation, including but not limited to the Retirement Plan and the Bank's Incentive Savings Plan or any substitute plans unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Bank to continue his participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, unless such failure is the result of action mandated at the initiation of any regulatory authority having jurisdiction over the Bank;

(vi)           the failure by the Bank to continue to provide Mr. Devine with benefits substantially similar to those enjoyed by Mr. Devine under the Retirement Plan and the Bank's Incentive Savings Plan or under any of the Bank's life, health (including hospitalization, medical and major medical), dental, accident, and long-term disability insurance benefits, in which Mr. Devine is participating, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive Mr. Devine of the number of paid vacation days to which he is entitled, on the basis of years of service with the Bank, rank or otherwise, in accordance with the Bank's normal vacation policy, unless such failure is the result of action mandated at the initiation of any regulatory authority having jurisdiction over the Bank;

(vii)           the failure of the Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in section 15(a) of this Agreement;

(viii)                      any purported termination of employment by the Bank which is not effected pursuant the provisions of section 12(a) regarding Termination for Cause or on account of Disability;

(ix)           a material breach of this Agreement by the Bank, which the Bank fails to cure within thirty (30) days following written notice thereof from Mr. Devine;

(x)           in the event of a Change in Control described in section 13(b) of this Agreement, a failure of the Bank to provide, or cause to be provided, to Mr. Devine in connection with such Change in Control, stock-based compensation and benefits, including, without limitation, stock options, restricted stock awards, and participation in tax-qualified stock bonus plans which, in the aggregate, are either (A) accepted by Mr. Devine in writing as being satisfactory for purposes of this Agreement or (B) in the written, good faith opinion of a nationally recognized executive compensation consulting firm selected by the Bank and satisfactory to Mr. Devine, whose agreement shall not be unreasonably withheld, are no less favorable than the stock-based compensation and benefits usually and customarily provided to similarly situated executives of similar financial institutions in connection with similar transactions; or

(xi)           a change in the position to which Mr. Devine reports;

(xii)           in the event of a Change in Control described in section 13(a) of this Agreement, termination of employment for any or no reason whatsoever during the period of sixty (60) days beginning on the first anniversary of the effective date of such Change in Control.

13.           Definition of Change in Control.

For purposes of this Agreement, a Change in Control of the Bank shall mean:

(a)           the occurrence of any event upon which any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Bank; (B) a corporation owned, directly or indirectly, by the stockholders of the Bank in substantially the same proportions as their ownership of stock of the Bank; or (C) Mr. Devine, or any group otherwise constituting a person in which Mr. Devine is a member, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Bank representing 25% or more of the combined voting power of all of the Bank's then outstanding securities; or

(b)           the occurrence of any event upon which the individuals who on the Initial Effective Date are members of the Board, together with individuals (other than any individual designated by a person who has entered into an agreement with the Bank to effect a transaction described in section 13(a) or 13(c) of this Agreement) whose election by the Board or nomination for election by the Bank's stockholders was approved by the affirmative vote of at least two-thirds of the members of Board then in office who were either members of the Board on the Initial Effective Date or whose nomination or election was previously so approved cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Bank (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(c)           (i)           the consummation of a merger or consolidation of the Bank with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

(A)           either (A) the members of the Board of the Bank immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (B) the shareholders of the Bank own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities then outstanding in substantially the same proportions as their ownership of voting securities of the Bank before such merger or consolidation; and

(B)           the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Bank's obligations under this Agreement; or

(ii)           the shareholders of the Bank approve either a plan of complete liquidation of the Bank or an agreement for the sale or disposition by the Bank of all or substantially all of its assets; and

(d)           any event which would be described in section 13(a), (b) or (c) if the term "Company" were substituted for the term "Bank" therein. Such an event shall be deemed to be a Change in Control under the relevant provision of section 13(a), (b) or (c).

It is understood and agreed that more than one Change in Control may occur at the same or different times during the Employment Period and that the provisions of this Agreement shall apply with equal force and effect with respect to each such Change in Control.

14.           No Effect on Employee Benefit Plans or Programs.

Except as expressly provided in this Agreement, the termination of Mr. Devine's employment during the Employment Period or thereafter, whether by the Bank or by Mr. Devine, shall have no effect on the rights and obligations of the parties hereto under the Bank's the Retirement Plan and the Bank's Incentive Savings Plan, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs (whether or not employee benefit plans or programs) and, following the conversion of the Bank to stock form, any stock option and appreciation rights plan, employee stock ownership plan and restricted stock plan, as may be maintained by, or cover employees of, the Bank from time to time.

15.           Successors and Assigns.

(a)           The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall be deemed to constitute a material breach of the Bank's obligations under this Agreement.

(b)           This Agreement will inure to the benefit of and be binding upon Mr. Devine, his legal representatives and testate or intestate distributees, and the Bank, their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Bank may be sold or otherwise transferred.

16.           Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Mr. Devine:

5 Beacon Road    Summit, NJ  07901

If to the Bank:

The Dime Savings Bank of Williamsburgh

209 Havemeyer Street

Brooklyn, New York 11211

Attention: Corporate Secretary

With a copy to:

Thacher Proffitt & Wood LLP

Two World Financial Center

New York, New York 10281

Attention: W. Edward Bright

17.           Indemnification and Attorneys' Fees.

The Bank shall pay to or on behalf of Mr. Devine all reasonable costs, including legal fees, incurred by him in connection with or arising out of his consultation with legal counsel or in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Mr. Devine shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement; provided, further, that this section 17 shall not obligate the Bank to pay costs and legal fees on behalf of Mr. Devine under this Agreement in excess of $50,000. Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which Mr. Devine incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to Mr. Devine’s right to reimbursement; provided, however, that Mr. Devine shall have submitted to the Bank documentation supporting such expenses at such time and in such manner as the Bank may reasonably require. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank's obligations hereunder shall be conclusive evidence of Mr. Devine's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

18.           Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

19.           Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against who its enforcement is sought. Any waiver or relinquishment of such right or power at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

20.           Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

21.           Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles.

22.           Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated. Any reference to the term "Board" shall mean the Board of Trustees of the Bank while the Bank is a mutual savings bank and the Board of Directors of the Bank while the Bank is a stock savings bank. Any reference to the term "Bank" shall mean the Bank in its mutual form prior to the conversion and in its stock form on and after the conversion. If the Bank does not convert to stock form, any reference to the Bank's being a stock savings bank shall have no effect.

23.           Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Amended and Restated Employment Agreement dated June 26 1996 between the Bank and Mr. Devine. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Bank shall reasonably deem necessary or appropriate to effect compliance with Section 409A of the Code and the regulations thereunder, and to avoid the imposition of penalties and additional taxes under Section 409A of the Code, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to Mr. Devine on a present value basis.

24.           Arbitration Clause.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; the expense of such arbitration shall be borne by the Bank.

25.           Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Association:

(a)           Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof (exclusive of amounts described in section 9(b)(i) and (viii)) exceed the three times the Executive's average annual total compensation for the last five consecutive calendar years to end prior to his termination of employment with the Association (or for his entire period of employment with the Association if less than five calendar years).

(b)           Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Association, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

(c)           Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Association pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(3) or 1818(g)(1), the Association's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Association, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Association's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d)           Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all prospective obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Association and the Executive shall not be affected.

(e)           Notwithstanding anything herein contained to the contrary, if the Association is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. Section 1813(x)(1), all prospective obligations of the Association under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Association and the Executive shall not be affected.

(f)           Notwithstanding anything herein contained to the contrary, all prospective obligations of the Association hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Association: (i) by the Director of the OTS or his designee or the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. Section 1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Association or when the Association is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

26.           Compliance with Section 409A of the Code.

Mr. Devine and the Bank acknowledge that each of the payments and benefits promised to Mr. Devine under this Agreement must either comply with the requirements of Section 409A of the Code ("Section 409A") and the regulations thereunder or qualify for an exception from compliance. To that end, Mr. Devine and the Bank agree that:

(a)           the expense reimbursements described in Section 8 and legal fee reimbursements described in Section 17 are intended to satisfy the requirements for a "reimbursement plan" described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

(b)           the payment described in Section 9(b)(i) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Bank’s customary payment timing arrangement;

(c)           the benefits and payments described in Section 9(b)(ii) are expected to comply with or be excepted from compliance with Section 409A on their own terms; and

(d)           the welfare benefits provided in kind under section 9(b)(iii) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5) and/or as benefits not includible in gross income;

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of Mr. Devine’s termination of employment to the date of actual payment) to and paid on the later of the date sixty (60) days after Mr. Devine’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if Mr. Devine is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following Mr. Devine’s separation from service. Each amount payable under this plan that is required to be deferred beyond Mr. Devine’s separation from service, shall be deposited on the date on which, but for such deferral, the Bank would have paid such amount to Mr. Devine, in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Bank with the approval of Mr. Devine (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by Mr. Devine (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

26.           Compliance with the Emergency Economic Stabilization Act of 2008.

In the event the Company issues any debt or equity to the United States Treasury ("UST") pursuant to the Capital Purchase Program (the "CPP") implemented under the Emergency Economic Stabilization Act of 2008 ("EESA"), the following provisions shall take precedence over any contrary provisions of this Agreement or any other compensation or benefit plan, program, agreement or arrangement in which Mr. Devine participates:

(a)           Mr. Devine shall repay to the Company any bonus or incentive compensation paid to Mr. Devine while (i) Mr. Devine is a senior executive officer (within the meaning of 31 C.F.R. Part 30) ("Senior Executive Officer") and (ii) the UST holds any debt or equity interest in the Company acquired under the CPP (such period, the "CPP Compliance Period"), if and to the extent that such bonus or incentive compensation was paid on the basis of a statement of earnings, gains, or other criteria (each, a "Performance Criterion," and in the aggregate, "Performance Criteria") that are later proven to be materially inaccurate. A Performance Criterion shall be proven to be materially inaccurate if so determined by a court of competent jurisdiction or in the written opinion of an independent attorney or firm of certified public accountants selected by the Company and approved by Mr. Devine (which approval shall not be unreasonably withheld or delayed), which determination shall both state the accurate Performance Criterion and that the difference between the accurate Performance Criterion and the Performance Criterion on which the payment was based is material (a "Determination"). Upon receipt of a Determination, the Company may supply to Mr. Devine a copy of the Determination, a computation of the bonus or other incentive compensation that would have been payable on the basis of the accurate Performance Criterion set forth in the Determination (the "Determination Amount") and a written demand for repayment of the amount (if any) by which the bonus or incentive compensation actually paid exceeded the Determination Amount.

(b)           (i)           If Mr. Devine's employment terminates in an “applicable severance from employment” (within the meaning of 31 C.F.R. Part 30) while (A) Mr. Devine is a Senior Executive Officer, and (B) the UST holds a debt or equity interest in the Company issued under the CPP, then payments to Mr. Devine that are contingent on such applicable severance from employment and designated to be paid during the CPP Compliance Period shall be limited, if necessary, to the maximum amount which may be paid without causing any amount paid to be an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code, as modified by section 280G(e) of the Code, referred to as a "golden parachute payment" under 31 C.F.R. Part 30 (the "Maximum Payment Amount"). Any reduction in payments required to achieve such limit shall be applied to all payments otherwise due hereunder in the reverse chronological order of their payment dates, and where multiple payments are due on the same date, the reduction shall be apportioned ratably among the affected payments. The required reduction (if any) shall be determined in writing by an independent attorney or firm of certified public accountants selected by the Company and approved by Mr. Devine (which approval shall not be unreasonably withheld or delayed).

(ii)           To the extent not prohibited by law, the aggregate amount by which payments designated to be paid during the CPP Compliance Period are reduced pursuant to section 26(b)(i) (the "Unpaid Amount") shall be delayed to and shall be paid on the first business day following the last day of the CPP Compliance Period. Pending payment, the Unpaid Amount shall be deposited in a Rabbi Trust. Payment of the Unpaid Amount shall include any investment earnings on the assets of the Rabbi Trust attributable to the Unpaid Amount.

This section 26 shall be operated, administered and construed to comply with section 111(b) of EESA as implemented by guidance or regulation thereunder that has been issued and is in effect as of the closing date of the agreement, if any, by and between the UST and the Company, under which the UST acquires equity or debt securities of the Company under the CPP (such date, if any, the "Closing Date," and such implementation, the "Relevant Implementation"). If after the Closing Date the clawback requirement of section 26(a) shall not be required by the Relevant Implementation of section 111(b) of EESA, such requirement shall have no further effect. If after the Closing Date the limitation on golden parachute payments under section 26(b)(i) shall not be required by the Relevant Implementation of section 111(b) of EESA, such limitation shall have no further effect and any Unpaid Amount delayed under section 26(b)(ii) shall be paid on the earliest date on which the Company reasonably anticipates that such amount may be paid without violating such limitation.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and Mr. Devine has hereto set his hand, all as of the day and year first above written.

MICHAEL P. DEVINE

ATTEST	THE DIME SAVINGS BANK OF WILLIAMSBURGH

By:                                By:

Secretary                                                           VINCENT F. PALAGIANO

                                                                                      CHAIRMAN, BOARD OF DIRECTORS

[Seal]

[TPW: NYLEGAL:792035.3] 16057-00010  12/30/2008 02:27 PM